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                                                                    EXHIBIT 99.9


                               MESSAGEMEDIA, INC.
                                1995 STOCK PLAN
                           NONSTATUTORY STOCK OPTION
                                   (NON-PLAN)


A. LAURENCE JONES ("OPTIONHOLDER"):

     MessageMedia, Inc. (the "Company"), has granted to you, the optionholder named above, a nonstatory option to purchase shares of the common stock of the Company ("Common Stock).

     The details of your option are as follows:

1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is one million four hundred thirty-five thousand (1,435,000).

2.   VESTING.

     a) In General. Subject to the conditions contained herein, 17,000 shares shall vest on April 1, 1999, thereafter 29,729 1/6 shares shall vest on the 1st of each month for the remainder of calendar year 1999; thereafter 29,395 5/6 shares shall vest on the 1st of each month during calendar years 2000, 2001 and 2002; 29,729 1/6 shares shall vest on January 1, 2003 and 30,729 1/6 shares shall vest thereafter on the 1st of each month until all of the shares subject to this option are fully vested, provided that vesting will cease upon the termination of your Continuous Status as an Employee or Consultant. As used herein, "Continuous Status as an Employee or Consultant" means that your employment or consulting relationship with the Company, or any parent or subsidiary thereof, is not interrupted or terminated.

     b) Accelerated Vesting. Subject to any applicable conditions and limitations provided in that certain Employment Agreement by and between you and the Company effective as of March 1, 1999 (the "Employment Agreement"), including, but not limited to, execution of release of claims by you and parachute payment provisions, the vesting of the shares provided for in subsection 2(a) shall accelerate as follows:

          i) If you voluntarily terminate your employment with the Company for "good reason" or your employment is terminated by the Company for reasons other than "for cause" (as those terms are described in the Employment Agreement), then the vesting with respect to this option shall immediately accelerate by an additional eighteen
               (18) months.

          ii) In the event of a Change in Control (as that terms is defined in the Employment Agreement), then all unvested shares subject to your option shall be fully vested and exercisable in full.



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3.   EXERCISE PRICE AND METHOD OF PAYMENT.

     a) Exercise Price. The exercise price of this option is six dollars and twenty-five cents ($6.25) per share, being not less than the fair market value of the Common Stock on the Date of Grant of this option.

     b) Method of Payment. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

          i) Payment of the exercise price per share in cash (including check) at the time of exercise;

          ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

          iii) Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

          iv) Payment by a combination of the methods of payment permitted by subparagraph 3(b)(i) through 3(b)(iii) above.

4. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

5. CAPITALIZATION ADJUSTMENTS. The number of shares subject to your option and your exercise price per share specified herein may be appropriately adjusted from time to time for Capitalization Adjustments. For this purpose, "Capitalization Adjustments" means a change in the stock subject to your option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). The Board, the determination of which shall be final, binding and conclusive, shall make such adjustments. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Act") or, if




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such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

7. TERM. The term of this option commences on March 1, 1999 (the "Date of Grant") and expires on February 28, 2009 (the "Expiration Date," which date shall be no more than ten (10) years from the Date of Grant), unless this option expires sooner as set forth below. In no event may this option be exercised on or after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your Continuous Status as an Employee or Consultant with the Company for any reason or for no reason unless:

     a) such termination of Continuous Status as an Employee or Consultant is due to your "disability" (as defined in Section 22(e)(3) of the Code), in which event the option shall expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Status as an Employee or Consultant; or

     b) such termination of Continuous Status as an Employee or Consultant is due to your death, in which event the option shall expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death; or

However, this option may be exercised following termination of Continuous Status as an Employee or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee or Consultant under the provisions of paragraph 2 of this option.

8.   EXERCISE

     a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require as specified herein.

     b)   By exercising this option you agree that

          i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement, providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of: (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise. You also agree that any exercise of this option has not been completed and that the Company is under no obligation to issue any Common Stock to you until such an arrangement is established or the Company's tax withholding obligations are satisfied, as determined by the Company; and

          ii) the Company (or a representative of the underwriters) may, in connection with any underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer any




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               shares of Common Stock or other securities of the Company for a period of time specified by the underwriters (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, you further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

          iii) the Company may require you to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

9. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

10. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective shareholders, Board of Directors, officers, or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

11. NOTICES. Any notices provided for in this option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, address to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

12. GOVERNING AUTHORITY. This option is subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Company. This authority shall be exercised by the Board of by a committee of one or more members of the Board in the event that the Board delegates its authority to a committee. The Board, in the exercise of this authority, may correct any defect, omission or inconsistency in this option in a manner and to the extent the Board shall deem necessary to desirable to make this option fully effective. References to the Board also include any committee appointed by the Board to administer and interpret this option. Any interpretations, amendments, rules and regulations promulgated by the Board shall be final and binding upon the Company and its successors in interest as well as you and your heirs, assigns, and other successors in interest.




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Dated this 27 day of April 1999.


                                               Very truly yours,

                                               MESSAGEMEDIA, INC.



                                               By: /s/
                                                  ----------------------------
                                                   Duly authorized on behalf
                                                   of the Board of Directors



The undersigned:

     (i) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option; and

     (ii) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionholder and the Company and any Parent or Subsidiary regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under stock option plans of the Company, and (ii) the following agreements only.


NONE:
     --------------
      (Initial)


OTHER:
          -------------------------------

          -------------------------------


                                                 A. Laurence Jones
                                                 -------------------------------
                                                 OPTIONHOLDER

                                        Address:  840 6th St.
                                                 -------------------------------
                                                  Boulder, CO 80302
                                                 -------------------------------